EXHIBIT 99.1

CONTACT:

Tierney Saccavino
Acorda Therapeutics
(914) 347-4300 ext. 104
tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics Announces Changes to Board of Directors

HAWTHORNE, NY, April 20, 2011 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that Peder Jensen, M.D., was elected to the Company’s Board of Directors effective April 19, 2011, replacing Board member Wise Young, Ph.D., M.D., who had indicated his intention to resign once an appropriate new director could be identified.

Dr. Young is the Richard H. Shindell Chair in Neuroscience, Director of the Neuroscience Center and founder of the W.M. Keck Center for Neuroscience at Rutgers University, and has served on Acorda’s Board of Directors since the Company’s founding in 1995. Dr. Young will continue to advise the company in a consulting role as Special Scientific Advisor.

“Wise Young is a world-renowned expert in the area of spinal cord injury research, and his contributions to Acorda’s development and success have been extraordinary. His dedication to patients is unmatched, and it has inspired and infused Acorda’s culture for sixteen years,” said Ron Cohen, M.D., Acorda’s President and Chief Executive Officer. “We are deeply grateful to him for his years of dedicated service on the Board, and are delighted that Acorda will continue to benefit from his insights in his capacity as Special Scientific Advisor.”

“I am proud to have served for 16 years on Acorda’s Board of Directors.  The last few years have been truly remarkable for Acorda, fulfilling a long-held dream that Ron Cohen and I shared; to build a company that would lead the world in developing cutting-edge therapies for serious neurological disorders such as spinal cord injury and multiple sclerosis,” said Dr. Young. “I am very pleased to help welcome Dr. Peder Jensen to Acorda. Dr. Jensen led the development and approval of numerous drugs around the world over two decades.  His voice and guidance will be important on the Board as Acorda continues to grow as a commercial stage biopharmaceutical company. I am happy to be able to continue to serve Acorda as special scientific advisor for the development of new therapies.”

Dr. Jensen received his post graduate medical training in neurology and internal medicine.  He has more than 24 years of global drug development experience in both pharmaceutical and biotechnology companies, across many different therapeutic areas (neurology, cardiovascular, anti-infective, oncology and immunology). Most recently, Dr. Jensen served as Corporate Senior Vice President, and General Manager, R&D for Japan and Asia/Pacific at

Schering-Plough Corporation.  Over his nearly 20 years with Schering-Plough Corporation, Dr. Jensen held a number of global senior research and development positions including Vice President, Central Nervous System and Senior Vice President, Clinical Research. Over the course of his career, he has been responsible for more than 40 new drug approvals in the US, Europe and Japan. Dr. Jensen has also held senior research and development positions at Chiron and Ciba-Geigy, in addition to a number of academic posts. Dr. Jensen received his M.D. from University of Copenhagen.

“We are excited to welcome Peder to the Board. He has an outstanding global record of successfully developing pharmaceutical products to address patient needs in neurology, as well as in other disease areas,” said Dr. Cohen. “Peder’s work is characterized by his dedication to serving patients, a deep grounding in neurology and pharmaceutical development and a strong understanding of the commercial requirements of a biopharmaceutical company.  He will be an invaluable advisor to Acorda as we launch post-marketing studies for AMPYRA and move our pipeline compounds into clinical development.”

“I’m very excited to join the board of Acorda and hope that I can contribute to the ongoing success of the Company as it works to discover and develop new drugs for serious diseases with an unmet medical need,” said Dr. Jensen.

About Acorda Therapeutics
Acorda Therapeutics is a biotechnology company developing therapies for multiple sclerosis, spinal cord injury and related nervous system disorders. The Company is commercializing and marketing AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg, in the Unites States. AMPYRA is a potassium channel blocker approved as a treatment to improve walking in patients with multiple sclerosis (MS); this was demonstrated by an improvement in walking speed. AMPYRA was developed using Elan’s Matrix Drug Absorption System (MXDAS®) technology and is manufactured by Elan based on a supply agreement with Acorda.

Acorda also markets ZANAFLEX CAPSULES® (tizanidine hydrochloride), a short-acting drug for the management of spasticity. The Company's pipeline includes a number of products in development for the treatment, regeneration and repair of the spinal cord and brain.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including Acorda Therapeutics' ability to successfully market and sell Ampyra in the United States and to successfully market Zanaflex Capsules; third party payors (including governmental agencies) may not reimburse for the use of Ampyra at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain regulatory approval of Ampyra outside of the United States and our dependence on our collaboration partner Biogen Idec in connection therewith; competition; failure to protect Acorda Therapeutics’ intellectual property or to defend against the intellectual property claims of others; the ability to obtain additional financing to support Acorda Therapeutics' operations; and, unfavorable results from our preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics' filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this release are made only as of the date hereof, and Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.